Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Matt Schuler	Date	June 3, 2019
Telephone:	+1-312-897-4192	Email:	matt.schuler@lasalle.com

News Release

JLL Income Property Trust
Acquires Dallas Industrial Distribution Center

Chicago (June 3, 2019) - JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) today announced the acquisition of a Class A, state-of-the-art, industrial distribution center totaling 145,000 square feet located in southwest suburban Dallas. The property is 100 percent leased to Fruit of the Earth for a period of eight years running through January 2027.

Dallas-Fort Worth is the third largest industrial market in the United States by square footage, posting a low 5.7% vacancy rate at the end of 2018, and is known as the nation’s largest inland port with excellent access to major highways, rail lines and the airport. The property is located five miles south of DFW International Airport in the Great Southwest submarket and is centrally located between Dallas and Fort Worth, making it attractive to local distributors and national companies alike.

“The acquisition of this industrial distribution center continues our strategic approach to grow our industrial allocation through investments in modern, strategically located properties that provide steady income through long-term leases,” commented Allan Swaringen, President and CEO of JLL Income Property Trust. “This investment brings our aggregate industrial allocation to $670 million and over 6.3 million square feet representing 26 percent of the value of the overall JLL Income Property Trust portfolio.”

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

###

About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading real estate investment managers with approximately $64 billion of equity and debt investments under management (as of Q1 2019). LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open and closed-end funds, public securities and entity-level investments. LaSalle is a wholly-owned, operationally independent subsidiary of Jones Lang LaSalle Inc. (NYSE: JLL), one of the world’s largest real estate companies. For more information please visit www.lasalle.com.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.